Exhibit 10.5

Software License and Services Agreement with Exclusivity

This software license and services agreement (“Agreement”) is by and between GreenBox POS, LLC (“GreenBox”), a Nevada corporation, having its principal place of business at 8880 Rio San Diego Drive Suite 102 San Diego, CA 92106, Cultivate Technologies, LLC (“Cultivate”), a Nevada Limited Liability Company, having its principal place of business at 3333 East End Ave, Chicago, IL, 60411 and MTrac Tech Corp. (“MTrac”), A Nevada Corporation having its principal place of business at 1835 Sunset Cliffs Blvd. Ste 202 San Diego Ca 92107 (individually each a “Party” collectively the “Parties”).

This Agreement sets forth the terms and conditions upon which GreenBox and Cultivate will provide an exclusive license for use of its proprietary point of sale and payment gateway software that supports standardized banking functions for the business participants, e-wallet system, private blockchain ledger, and blockchain payment gateway (“Software”) and certain support services to MTrac in exchange for referral and agent management services for cannabis related transactions. GreenBox and Cultivate will provide a limited, non-exclusive license for all other low and high-risk retail transactions. Retail in this agreement shall mean any location that is taking card present (face to face) transactions . GreenBox and Cultivate will extend a limited license to all e-commerce accounts referred by MTrac.

RECITALS

Whereas:

A.

GreenBox is in the business of enabling consumer purchases using cash, credit and debit cards, while supporting standardized banking functions for the business participants, using proprietary payment systems.

B.

Cultivate has developed proprietary point of sale software and is in the business of providing retail point of sale operations, 24/7 support of said software and software and hardware related to credit and debit card processing on site (card present transactions).

C.

MTrac is a Company and also an Independent Sales Organization (ISO), marketing and managing point of sale transactions for Retail Locations for High Risk Merchants and managing third party agents that have relationships and contacts with these merchant types.

D.

MTrac initially entered into a joint venture agreement with GreenBox on February 1, 2018 and paid an initial sum of $360,000 on March 16, 2018 as a part of joint venture agreement (the “Joint Venture” ).

E.	As a part of the joint venture agreement GreenBox Paid $90,000 to MTrac for marketing and other services.
F.

MTrac was unable to meet the requirements of the Joint Venture agreement and was unable to conduct marketing and other activities on GreenBox's behalf, the Parties agreed to terminate such agreement and apply funds paid to date to a license of the Software with $360,000 due yearly as a licensing fee. This agreement was formally memorialized June 12, 2018. $270,000 of the amount paid by MTrac was applied to the license agreement with the remaining $90,000 subject to reimbursement to GreenBox, by December 31, 2018.

G.	An additional $90,000.00 was paid by MTrac to GreenBox on November 6, 2018, and GreenBox agrees and acknowledges that the term of the license has been paid through June 12, 2019.
H.	Due to the changing nature of the relationship between the parties, the parties desire to revoke all prior agreements and enter into this new agreement.
I.	The parties wish to enter into an arrangement on the terms and conditions contained in this Agreement.

In consideration of the mutual promises, covenants, warranties and representations set forth herein, the parties agree as follows:

ARTICLE 1: SCOPE OF LICENSE

1.1	Grant of License

GreenBox and Cultivate hereby grant to MTrac an exclusive license to use and market the software to any retail/face to face cannabis-related business, retail/face to face CBD stores that use Cultivate software on site, and other high-risk retail stores that use Cultivate software on-site. With regard to e-commerce, internet sales, or other online referral businesses not related to any retail/face to face cannabis-related business, retail/face to face CBD stores, and other high-risk retail stores that use Cultivate software on-site, GreenBox grants Mtrac a non-exclusive license to the Software. The distribution of revenue for e-commerce, internet sales, or other online referral businesses under the non-exclusive license shall be governed by Exhibit A.

1.2	Intellectual Property Ownership

The Software is the intellectual property of and is owned by GreenBox and Cultivate respectively. The structure, organization and code of the Software are the valued trade secrets and confidential information of GreenBox and Cultivate. This Agreement does not grant MTrac any intellectual property rights in the Software except those that are expressly granted. In the co- development of all process and procedures, operational developments, training, on-boarding of Merchants, forms and contracts, due diligence, compliance, government relations, or any other rights not expressly granted are reserved for consideration as Joint Intellectual property of MTrac, GreenBox, and Cultivate. MTrac reserves the rights to their Independent Intellectual Property as it pertains to the evolving business model supported by GreenBox and Cultivate.

Any such intellectual property, trade secret, technology, procedure or contact shall remain an asset of the providing Party except for the licensing rights granted by this Agreement. Upon termination of this Agreement these assets shall be returned to the Party that provided the assets. The other Parties may not utilize it in any other of its affiliated activities during the duration of this Agreement nor any of its affiliated activities after the termination of this Agreement.

1.3	Restrictions

MTrac shall not attempt to copy, modify, adapt, duplicate, reproduce or translate the Software without the prior written consent of GreenBox and/or Cultivate. MTrac shall not reverse engineer, decompile, disassemble or otherwise attempt to discover the source code of the Software.

1.4	Transfer

MTrac may not assign this Agreement and/or any rights and/or obligations hereunder without the prior written consent of GreenBox and Cultivate, and any such attempted assignment shall be void. Any request for the transfer of the license shall be submitted to GreenBox Pos, LLC 8880 Rio San Diego Dr. San Diego, CA 92108 and Cultivate Technologies at 3333 East End Ave, Chicago, IL, 60411.

ARTICLE 2: PERFORMANCE OF SERVICES

2.1	MTrac Services and Duties

MTrac shall perform the following services.

2.1.1	Marketing and Promotion

MTrac shall make reasonable efforts to promote and market GreenBox's and Cultivate's payment solutions and the Software to merchants and agents under the white-labeled name of MTrac™. Merchants for the purposes of this agreement shall be defined as retail cannabis-related businesses, including delivery services taking curbside cannabis transactions and any retail business using the Cultivate software on-site or by means of delivery. Agents for the purpose of this agreement shall mean people who help assist in engaging with, closing, account openings, or on-boarding of merchants.

2.1.2	Agent, Independent Sales Organization, Referral Management .

MTrac shall manage and maintain all relationships with Merchants, Independent Sales Organizations (“ISOs”), Agents, and Clients. The management and maintenance of the relationships shall include but is not limited to:

A)	Responding to all calls and emails from Merchants, ISOs, Agents, and Client within reasonable time frames. Reasonable time frames shall be at minimum within two business days.
B)	Overseeing and facilitating the execution of agent, ISO, or client agreements using Co-developed standardized forms.
C)	Providing client and agent training on procedures, troubleshooting, and basic support (not defined as technical support which should be provided by Cultivate) for use of GreenBox and Cultivate equipment and software.
D)	Order equipment for High Risk Marijuana Retail Dispensaries from Cultivate.
E)	MTrac shall provide to GreenBox completed application and KYC documentation for each merchant under this agreement.
F)

Ensure that all Merchants agreements include both debit and credit processing, which GreenBox is responsible for monitoring and ensuring dual processing types. It is understood that processing of either type is never guaranteed. Should GreenBox lose all of its banking power it will use its best efforts within reason to solidify further processing.

2.1.3	Equipment Costs

Equipment costs shall be the responsibility of MTrac to collect from all merchants. Cultivate will invoice at net 15 term s. Net 15 terms shall mean that the payment of the invoice shall be received by Cultivate within 15 days of shipment of the equipment to the merchant. If any payment is not made, Cultivate reserves the right to de-activate the equipment it shipped until payment has been rendered.

If MTrac elects to provide equipment to Merchants at a discount, they shall nonetheless remain responsible to Cultivate for the full cost of the equipment.

2.1.4	Agent, ISO, and Referral fees.

MTrac shall be solely responsible for the payment of any Agent, ISO, and/or referral fees. GreenBox and Cultivate are responsible for the proper coding and facilitation of Agent, ISO, and referral fees debited in accordance with their multi-level wallets and in accordance with how MTrac designates the amounts in which the agents will be paid.

2.1.5	Demonstrations

MTrac shall provide both online and in person demonstrations as reasonably requested by Agents, ISO, and Clients. Such demonstrations shall not deviate from the co-developed materials created by MTrac, GreenBox, and Cultivate. All marketing materials must be approved by GreenBox and Cultivate in writing prior to giving to merchants and/or agents. GreenBox and Cultivate will have 2 business days to accept or propose any material changes to marketing . MTrac shall not expand upon or promise any capabilities of the Software beyond what has been provided by GreenBox and Cultivate.

GreenBox and Cultivate will make its best efforts to provide MTrac with updates to its software that effect live operations.

2.1.6	Merchant and Agent Indemnification.

In addition to the indemnification provision, section 7.4 of this agreement, Mtrac shall indemnify, defend and hold GreenBox, Cultivate, and their assignees, agents, officers and employees harmless any claims, suits, proceedings, costs, liabilities, expenses (including court costs and reasonable legal fees), or damages (Claims) to real or tangible personal property and/or bodily injury to persons, including death, resulting from the usage of the Software by agents, ISOs, Merchants, and any other third parties referred to GreenBox and Cultivate by Mtrac .

2.2	Cultivate services and duties

Cultivate shall perform the following services under this agreement.

2.2.1	Equipment Procurement and Configuration.

Cultivate will procure and configure terminals, iPads, stands and cables (the “Equipment') for use by Merchants. Cultivate will deliver the Equipment directly to the Merchants. Cultivate is responsible for all shipping costs associated with delivery to merchants. Cultivate will ship all Equipment via 2 day air , if faster delivery is requested by MTrac, Mtrac shall be assessed a fee of One Hundred Dollars ($100.00) per station charge for the faster delivery.

Cultivate will maintain each material item of Equipment in good working order and condition (reasonable wear and tear and obsolescence excepted), and in accordance in all material respects with any manufacturers manual, and will timely provide all maintenance, service and repairs reasonably necessary.

2.2.2	Hardware Set Up and Delivery

Cultivate will manage the initial set up and deployment of the hardware to merchants.

2.2.3	24/7 Technical Support and Trouble Shooting

Cultivate will provide, at no additional cost, full and complete technical assistance to Merchants for the Equipment covered by this Agreement, including ongoing remote technical support and to assist with installation, operation, maintenance, and problem resolution. Technical support, including emergency support (service affecting) will be provided by Cultivate 24 hours a day 7 days a week. Cultivate will also maintain a TEXT support line where customers can text support phone a phone call not be available due to noise or other reasons on location. Cultivate will also be responsible for the warranty of any equipment that malfunctions that is still under warranty.

2.3	GreenBox Services and Duties

GreenBox shall perform the following services.

2.3.1	Transaction Services.

2.3.1.1	Processing.

GreenBox shall provide credit and debit card processing services to Merchants referred by MTrac. Greenbox shall maintain necessary licensing and internal controls as it deems necessary to carry out its duties under this agreement at its sole discretion.

2.3.1.2	Monitoring .

GreenBox will monitor its systems to assure proper funding to proper wallets and or other locations such as bank accounts is being done properly. GreenBox is responsible for the accurate accounting of all merchant and affiliated account s. It is GreenBox's responsibility to monitor all activity and take appropriate course of action in the review of all merchant accounts

2.3.1.3	KEYs.

GreenBox shall create Merchant Keys (“KEYs”) to Cultivate for configuration to Cultivate clients.  Keys will be defined as the needed credentials for a merchant to go live and start transacting.

2.3.1.3	eWallets.

GreenBox shall be responsible for providing the eWallet technology and payment infrastructure, including all of its parts and modules used by Merchants in this agreement. These wallets will be maintained at all times by GreenBox. GreenBox will designate support agents to MTrac to provide non- confidential information as it pertains to any functionality within the wallet, including transferring of funds, reporting , report review and analysis, and checks and bala ncing. GreenBox will be responsible for responding to MTrac in a reasonable amount of time.

2.3.1.4	Deposit Management.

GreenBox shall manage deposits to Merchant's bank accounts for those exiting their platform. MTrac shall not be held responsible for any loses related to merchant funds within the GreenBox ecosystem so long as any such loss is not a result of MTrac's negligence, act, or omission.

2.3.2	Software Maintenance.

GreenBox shall provide to Cultivate and MTrac updates and changes to the Software which may be necessary in order to ensure that the Software functions according to its intended purpose. Such enhancement may include modifications to the Software and changes to the software. Greenbox shall respond to any requests to modify the software due to an error or malfunction if it effects more than 20% of the customers within a reasonable period of time.

ARTICLE 3: WARRANTIES

3.1	Warranty of Title

GreenBox and Cultivate hereby represents and warrants to MTrac that they are the owners of the Software or otherwise has the right to grant to MTrac the rights set forth in this Agreement, including without limitation, any third-party software, data and materials included in the Software.

3.2	Warranty of Functionality

GreenBox and Cultivate warrant that, for the entire term of this Agreement, the Software shall perform in all material respects according to the specifications concerning the Software. Cultivate will insure that the appropriate computer equipment is used at the GreenBox hosting facility to operate the Software. GreenBox will insure that the Software will maintain compatibility with current and future versions of Microsoft Internet Explorer.

3.3	Warranty of Performance

All of the parties represent and warrant that all services provided under this Agreement will be performed promptly in a good and workmanlike manner consistent with best industry practices and in accordance with the service level standards. If performance is not met within reasonable timeframe for business conducive to maintaining accounts in good standing the under-performing party may be liable.

3.4	Warranty of Authority

GreenBox, Cultivate, and MTrac represent and warrant that they have the full right and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that neither the execution nor delivery of this Agreement by GreenBox or MTrac, nor consummation of the transactions contemplated hereby, will result in a breach or default under the terms and conditions of any contract, order, license, charter document or other agreement by which GreenBox or MTrac is bound.

3.5	Warranty of Organization and Licensing

GreenBox represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Cultivate represents and warrants that is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

MTrac represents and warrants that is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted

3.6	Reliance on Information.

GreenBox and Cultivate shall be entitled to rely upon merchant data and information provided by MTrac. In no event shall GreenBox or Cultivate be liable with respect to any loss, claim, liability, cost, damage or expense arising out of a claim by MTrac or by third parties in connection with data, merchant information, computations, sales or registration information, and or services as to which such claim arises were provided and/or performed in accordance with MTrac's written requirements, separate or special agreement agreements with merchants that deviate from the standard terms provided, mis- entered data by MTrac employees, clients, affiliates , or agents.

MTrac shall be entitled to rely upon representations, compliance provisions, licensing, financial, and banking resources provided by GreenBox and Cultivate .

ARTICLE 4: LICENSE FEE, PROCESSING TARGETS, AND REVENUE

4.1	License Fee.

MTRAC in their original agreement, agreed to pay to GreenBox an annual licensing fee of Three Hundred and Sixty Thousand Dollars ($360,000.00). In recognition of the introduction of Ken Haller to GreenBox, future licensing fees shall be waived.

4.2	Processing Minimums.

As a condition to the exclusivity of MTrac's license, MTrac must meet certain merchant payment processing targets beginning in June 1, 2019 . The revenue targets for the first year shall be:

June 1, 2019 - Fifteen Million Dollars ($15,000,000.00) in monthly processing volume by MTrac referred merchants.

January 1, 2020 - Twenty-Five Million Dollars ($25,000,000 .00) in Monthly Processing Volume by Mtrac referred merchants.

June 1, 2020 - 40 Million Dollars ($40,000,000) in Monthly Processing Volume by Mtrac referred merchants.

After June 1, 2020 MTrac shall maintain revenue/processing at the June 1, 2020 processing volume . Failure to maintain the process volume shall be grounds for termination of the agreement pursuant to Article 6 based on a 3 month average. GreenBox will promptly notify MTrac of any month where the performance metric was not met. However , any final calculation for the purposes of cancellation shall be based on a calculation of the three (3) month average.

MTrac shall be excused for the failure to meet processing minimums, if Mtrac's failure to meet the processing minimum results solely from a demonstratable software failure or performance defect in the Software provided by GreenBox or Cultivate. In the event of such a failure or defect, the processing minimums shall be waived only for the time period that the defect or failure is active.

4.3	Distribution of Revenue

Any revenue derived from the processing of the payments from Merchants referred under this agreement shall first be used to pay the buy rates set forth in section 4.2.1. The buy rates may be revised by GreenBox from time to time at its sole discretion. GreenBox shall provide Mtrac and Cultivate with updated buy rates within ten (10) days of any change based on Bank rate increases at which time GreenBox will provide proof of said increase.

After payment of the buy rates, any remaining funds shall be distributed as follows:

50% to MTrac

25% To GreenBox

25% To Cultivate Technologies

MTrac will be solely responsible for paying any Agent/ISO/ Affiliate/Referral fees out of MTrac's percentage.

MTrac is entitled to receive revenue distribution on any retail/face to face cannabis -relate d business, retail/face to face CBD stores that use Cultivate software on site, and other high-risk retail stores that use Cultivate software on-site referred to GreenBox and Cultivate by MTrac based on the above rate splits for the life of the account. As long as a merchant is transacting in the GreenBox and Cultivate system.

Any revenues generated from Business to Business (“B2B”) wallet to wallet transfers from retail/face to face cannabis-related business, retail/face to face CBD stores that use Cultivate software on site, and other high-risk retail stores that use Cultivate software on-site referred by MTrac to GreenBox and Cultivate will be split according to this section 4.3.

4.2.1	Buy Rates

The Buy rates as of the date of this agreement are as follows:

1.5% + $2.00 per transaction for all debit and credit card transactions

ARTICLE 5: CONFIDENTIALITY

5.1.	Definitions

“Confidential Information” includes written machine-reproducible and visual materials; all verbal disclosures made by or on behalf of the Parties under this Agreement; the terms of this Agreement; any software, whether in object, source or executable code; documentation and nonpublic financial information; information relating to the Parties' methods of operations; names, addresses, telephone numbers and other identifying information relating to clients; compilations and lists of clients; personnel data relating to any of the Parties' employees and contractors ; information contained in placement lists, job orders, applications, files, inter-office referral documents and other documents prepared by or for the Parties and their employees, at the Parties' expense or on the Parties' time or otherwise in furtherance of the Parties' business; nonpublic plans for new products and services, improvements and marketing strategies; and business contacts, pricing, business plans, techniques, methods and processes.

“Trade Secret” shall have the meaning as defined under California Civil Code Section 3426.1.

5.2.	Non-Disclosure

The Parties agree to receive and maintain the Confidential Information and Trade Secrets of the Parties as a confidential disclosure and shall not disclose such Confidential Information and Trade Secrets or any part thereofto any other person or entity, or use or permit any use of such Confidential Information and Trade Secrets or any part thereof or attempt to sell, assign, convey, lease, sub-license, commercially exploit, and/or otherwise market or use, in any way or manner, except as herein expressly permitted, except as follows: (i) with the Parties' prior written consent in each instance of disclosure or (ii) if any Party is required by law to disclose the Parties' Confidential Information or Trade Secrets, but only after prompt notice to the applicable Party, such that it has a reasonable opportunity to oppose or prevent a disclosure, and only to the extent so required. The foregoing nondisclosure obligations shall not apply to Confidential Information or Trade Secrets (a) which is or becomes publicly available other than through the breach of this Agreement, (b) which was known to the recipient prior to the disclosure by the other Party, (c) which a Party rightfully receives from a third party not bound by any confidentiality agreement with respect thereto, (d) which is independently developed by the recipient, or (e) which is required to be disclosed pursuant to legal or governmental requirements; provided, that disclosure under this clause (e) shall be limited to persons legally entitled to receive the information.

5.3.	Effect of Termination

In the event this Agreement expires or is terminated for any reason or should any Party request another Party to do so for any reason, such Party will promptly return, erase, or destroy all Confidential Information and Trade Secrets in its possession or control, including Confidential Information and Trade Secrets stored in any computer memory or data storage apparatus, and, at the Parties' request, provide an affidavit that such Party retains no Confidential Information or Trade Secrets in any form whatsoever.

5.4.	Irreparable Harm

The Parties hereto acknowledge that the Services to be rendered by the Parties and their confidentiality obligations hereunder are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Parties of any of the confidentiality provisions of this Agreement will cause the Parties irreparable injury and damage. The Parties expressly agree that the Parties shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Parties. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Parties may have for damages or otherwise. The various rights and remedies of the Parties under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

ARTICLE 6: TERM AND TERMINATION

6.1	Term of Agreement.

This Agreement shall commence upon December 17, 2018 and remain in effect until December 17, 2023 unless terminated sooner pursuant hereto. After this initial term, the contract will automatically renew for successive one-year terms unless notification is provided by either party that the contract will not be renewed. Such notification should occur at least 90 days prior to the expiration of the contract .

6.2	Termination of Agreement.

This Agreement may be terminated by any party if:

A)

A party becomes insolvent, is dissolved or liquidated, makes a general assignment of the benefits of its creditors, files or has filed against it a petition in bankruptcy, fails to pay any of its state or federal taxes, or has a receiver appointed for a substantial part of its assets.

B)	A party has committed a material breach and such breach has not been cured within thirty (30) days of receipt of a written notice of such breach.
C)

Any change in law or regulation that would: (i) make this Agreement or material portion of a party's performance under this Agreement illegal, or (ii) require that any material terms of this Agreement be extended to any nonparty.

D)	This agreement shall be terminated if a party breaches its obligations under Article 2.

6.3	Obligations upon Termination for Cause.

Upon termination:

A)	MTrac shall immediately discontinue use of GreenBox and Cultivate services and system applicati ons.
B)	MTrac shall pay GreenBox and Cultivate any amounts due for equipment under this Agreement up to and including the date of termination.
C)

MTrac shall immediately return all GreenBox and Cultivate software and delete any GreenBox and Cultivate software hosted by MTrac. MTrac shall provide GreenBox and Cultivate with all necessary documentation of this deletion.

D)	Parties shall continue to adhere to the confidentiality obligations of Article 5.
E)	GreenBox and Cultivate will be responsible for furnishing payment to MTrac pursuant to Article 4.
F)	GreenBox and Cultivate will be responsible for continuing to pay any referral fee/transaction split as referenced in 4.2 for existing merchants on the system to MTrac for the life of the acco unts.
G)	GreenBox and Cultivate will be responsible for maintaining the MTrac wallet for deposit of any transactional royalty owed for any merchant that was referred to GreenBox or Cultivate by MTrac.
H)

GreenBox and Cultivate will be responsible for maintaining the wallets of any ISO/Agents/Affiliates or Referrers for deposit of any transactional royalty owed for any merchant that are referred to GreenBox or Cultivate by MTrac.

6.4	Change-in-Control/ Data

Pursuant to Article 5 of this Agreement, both parties shall treat all data and other proprietary information as confidential at all times including during any due diligence or other activities that may occur as a part of a contemplated sale, merger, joint venture, strategic partnership or similar event with regards to ownership and operations of their respective companies .

Any data collected through joint partnership is considered shared data and no resale is permitted without consent from all parties, GreenBox, Cultivate, and MTrac. In the event of any significant change in ownership of GreenBox, no consent shall be required if the data is sold to an acquiring entity as a part of an acquisition or sale.

6.5	Data Security

Each Party shall comply with its obligations under all applicable data protection laws in respect of the Services to be provided under this Agreement.

ARTICLE 7: MISCELLANEOUS

7.1	Entire Agreement

This Agreement contains the entire agreement and understanding of the parties and shall supersede any and all prior agreements and understandings of the parties with respect to the subject matter hereof.

7.2	Compliance with Laws and Severability

In the performance of its duties and obligations under this Agreement, GreenBox, Cultivate, and MTrac shall each at all times comply with all applicable national, federal, state and local laws, statutes, regulations, rules, orders and ordinances now in effect or as hereafter enacted, amended or promulgated. If any clause or provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby. All other clauses or provisions of this Agreement, not found invalid or unenforceable shall be and remain valid and enforceable.

7.3	Mutual Indemnity

Each Party will indemnify, defend and hold the other Parties and their assignees, agents, officers and employees harmless from and against any claims, suits, proceedings, costs, liabilities, expenses (including court costs and reasonable legal fees), or damages (Claims) to real or tangible personal property and/or bodily injury to persons, including death, resulting from its or its employees, clients, affiliates, or agents negligence or a or omission arising from or related to this Agreement.

7.4	Enjoinment

If MTrac is enjoined (either temporarily or permanently) from using the Software in the manner described herein, GreenBox shall, at its option, either (1) replace the application, without additional charge, with a comparable, functionally equivalent and non-infringing product; (2) modify the Software to avoid the infringement; or (3) obtain a license for MTrac to continue to use the Software for the duration of the term and pay for any additional fee required for such license.

7.5	Amendments and Captions

The terms of this Agreement may only be modified or amended in writing signed by duly authorized representatives of both parties. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

7.6	Notices

Any notice to be given by either party to the other shall be in writing and shall be given by sending such notice postage prepaid by certified mail or by overnight carrier and addressed to the other party at the location specified below:

If to Cultivate:

Cultivate Technologies, LLC

3333 East End Ave,

South Chicago Heights, IL, 60411

If to GreenBox:

GreenBox POS, LLC

8880 Rio San Diego Drive

Suite 102

San Diego, CA 92106

If to Mtrac:

1835 Sunset Cliffs Blvd

Suite 202

San Diego Ca 92107

7.8	Arbitration

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Diego, CA before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

7.9	Attorney's Fees

If any party hereto commences an action to enforce the terms of, or resolve a dispute concerning this Agreement, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses incurred by such party in connection therewith, including reasonable attorney's fees.

7.10	Assignments

GreenBox, Cultivate, and MTrac shall not assign this Agreement to a third party without prior written consent of the other party except that GreenBox shall have the right to transfer its license to the Software to a new entity that results from a merger and/or acquisition of GreenBox provided that the new entity agrees to abide by the terms of this agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns as permitted under this Agreement.

7.12	Force Majeure

None of the parties shall be considered in default of its obligations hereunder, or be liable for damages or otherwise, for failure or delay in performance which is due to, including but not limited to the following: (i) Acts of God (ii) regulations or laws of any government (iii) war or civil commotion (iv) destruction of facilities (v) fire, earthquake or storm (vi) labor disturbances (vii) failure of public utilities or common carrier.

7.11	No Waiver of Rights

No waiver by Cultivate, GreenBox, or MTrac with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such a waiver be expressed in writing by the party to be bound.

7.12	Governing Law

The provisions of this Agreement and all questions with respect to the construction and enforcement thereof and the rights and liabilities of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of California. The venue of any action construing or enforcing this Agreement initiated by any party hereto shall be filed in the state or federal courts servicing California located in San Diego County.

The parties to this Agreement, by their signatures below, agree to the terms set forth herein.

[A Signature Page Follows]

Cultivate Technologies, LLC	GreenBox POS

By: /s/ Ken	By: /s/ Fredi Nisan

Name: Ken	Name: Fredi Nisan

Title: Partner	Title: CEO

Date: 12/17/2018	Date: 12/17/2018

Mtrac

By: /s/ Vanessa

Name: Vanessa

Title: CEO

Date: 12/17/2018

EXHIBIT A.

MTrac ISO agreement attached hereto - will provide.